December 26, 2018

Lisa Manget Buchanan
Senior Vice President, General Counsel and Secretary
PACIFIC DRILLING S.A.
11700 Katy Freeway, Suite 175
Houston, Texas 77079

       Re: PACIFIC DRILLING S.A.
           Registration Statement on Form F-1
           Filed December 18, 2018
           File No. 333-228867

Dear Ms. Buchanan:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Kevin Dougherty at (202) 551-3271 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Natural
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